        Exhibit 10.3

2225 W. Chandler Boulevard | Chandler, AZ 85296 | 480.917.6000

January 30, 2023
Jessica Morton
Dear Jessica,
It is a pleasure to confirm Rogers’ offer of employment to you for the position of Vice President, General Counsel and Corporate Secretary (subject to the conditions described below). Rogers does not enter employment contracts, and your employment will be “at will.” Below is a general description of the terms we expect to apply to your employment:
Your employment is expected to commence on or before (To Be Determined).
The compensation package for this position is as follows and is subject to the usual payroll deductions such as income tax and Social Security:
•Your starting salary will be $430,000 USD per year, which is paid at a bi-weekly rate of $16,538.47 USD. This is an exempt position, which means that your salary is intended to compensate you for all hours worked, and you will not be eligible to receive overtime pay.
•You will be eligible for four weeks of vacation effective from your first day of employment.
•Effective for the 2023 fiscal year, you are eligible for an award under the Annual Incentive Compensation Plan (AICP) with a target of 55% of your base salary. Depending on actual performance against predetermined company performance metrics, your actual AICP award payout can be as high as 200% of your target incentive. Actual awards are prorated according to date of hire. Awards are subject to the terms of the AICP and approval by the Compensation and Organization Committee (the “Committee”).
•You will be eligible for an annual long-term incentive grant with a 2023 target of 160% of your base salary, currently valued at approximately $688,000 USD. The annual grant will be comprised of:
o50% Time-Based Restricted Stock Units — (three-year ratable vesting)
o50% Performance-Based Restricted Stock Units — (three-year performance period)
The grant value and subsequent number of shares or units you would receive are determined annually and presented to the Board of Directors’ Compensation Committee for review and approval, except that your 2023 award will be granted as of your date of hire (rather than as part of the Company's annual grant process), and the total number of stock units for the 2023 award will be determined by dividing the initial grant value specified above by the average closing stock price for the 30 days prior to your date of hire. The terms of these awards are subject to the applicable award agreements and plan document.
•You will receive a one-time sign on bonus of $300,000 USD, which will be payable in your first paycheck. If you voluntarily resign from Rogers or are terminated for cause within one year of the payment of the said bonus, you will be required to reimburse the Company for the full amount of the bonus. This letter authorizes Rogers to deduct monies from your final paycheck. Any remaining amount must be paid within 30 days of your last day of work.
You will be eligible for the retirement, health and other benefit programs provided to executives of Rogers, subject to the right of Rogers to amend or terminate such programs in accordance with their terms. You will also be eligible to participate in the Rogers Corporation Severance Plan, provided that, in the event of a Qualifying Termination of employment within the 24-month period following your date of hire, (a) your “Severance Coverage Period” under such plan shall be 18 months, and (b) 50% of your unvested equity awards shall vest immediately. For the avoidance of doubt, the Company reserves the right to modify these benefits to conform to any severance plan covering executives.
As a condition of employment, you must sign the enclosed agreement regarding confidentiality of trade secrets and confidential business information (Employment, Invention, Confidentiality and Non-Compete Agreement). Please review this agreement. You will need to sign it and deliver it to Lori Gaudet, Human Resources Director, at the time you start work with Rogers.
As mentioned above, your employment is “at will,” meaning that either you or Rogers may terminate your employment at any time and for any reason, with or without cause or notice, regardless of any representations that may have been made to you. This offer letter does not establish a contractual employment relationship. It is Rogers' policy not to enter into employment contracts.
Our offer is contingent upon a satisfactory reference check and satisfactory results of a background check.
For purposes of US immigration law, you will be required to provide to Rogers documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your date of hire.
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Those of us who met you during the interview process were very impressed with your qualifications, accomplishments and capabilities. We believe that you are a very good fit for the Growth Team and are optimistic you will accept our offer. Rogers should provide you many interesting and diverse opportunities to learn and grow.
We look forward to hearing from you and welcoming you to the team. If you have any questions regarding our employment offer, or Rogers in general, please do not hesitate to contact me at 302-898-1098. Thank you.
Sincerely,

Colin Gouveia President and Chief Executive Officer /s/ Jessica Morton Offer Accepted by Jessica Morton	February 13, 2023 Date
CC:
Lori Gaudet
Human Resources Director